                                                                  Exhibit 16

Letter dated May 22, 2002 from Grant Thornton LLP to the Securities and Exchange Commission.

                                             [Grant Thornton LLP Letterhead]

May 22, 2002


Securities and Exchange Commission
Washington, D.C. 20549

Re:  Applied Digital Solutions, Inc.
     File No. 000-26020

Dear Sir or Madam:

We have read Item 4 of Form 8-K/A of Applied Digital Solutions, Inc. dated May 22, 2002, and agree with the statements concerning our Firm contained therein. As to the discussion of having contacted the SEC and of the new accountants, we have no basis for agreeing or disagreeing with such statements.


Very truly yours,

/s/Grant Thornton LLP